EXHIBIT 99.1
1550 Peachtree Street, N.W.  Atlanta, Georgia 30309

NEWS RELEASE

Contact Information:

David Rubinger

Media Relations
(404) 885-8555
david.rubinger@equifax.com

Equifax Announces the Prospective Retirement of Two Directors

ATLANTA, May 15, 2008 — Equifax Inc. (NYSE: EFX) today announced that Larry L. Prince and Jacquelyn M. Ward have informed the Board of Directors they will retire as Directors effective September 19, 2008, following the regular Board meeting in September, in accordance with the Board’s mandatory retirement age policy.

Mr. Prince has served on the Board since 1988.  He has been Lead Director from 2006 to the present, and is currently Chairman of the Executive Committee and the Compensation, Human Resources & Management Succession Committee and also a member of the Finance Committee.  Mr. Prince was previously a member of the Governance Committee.  Ms. Ward has served on the Board since 1999.  She is currently a member of the Compensation, Human Resources & Management Succession Committee, and was previously a member of the Audit and Governance Committees.

Mr. Prince is Chairman of the Executive Committee of Genuine Parts Company, an automotive parts wholesaler.  He was Chairman of the Board of Genuine Parts from 1990 until 2005, and Chief Executive Officer from 1989 until 2004.

Ms. Ward is retired Chairman and Chief Executive Officer of Computer Generation, Inc., a telecommunications company that she co-founded, from 1968 until it was acquired by Intec Telecom Systems in 2000.

Commenting on the prospective retirements of Mr. Prince and Ms. Ward from the Board, Richard F. Smith, Equifax Chairman and Chief Executive Officer, said: “Both Jackie and Larry have made significant contributions to Equifax over the years.  Their commitment to the Company has been unwavering throughout times of considerable growth and change.  On behalf of Equifax, we thank them for their leadership and dedication.”

About Equifax Inc. (www.equifax.com)

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, employment and income verification and human resources business process outsourcing services, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

Customers have trusted Equifax for over 100 years to deliver innovative solutions with the highest integrity and reliability.  Businesses — large and small — rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, HR/payroll services, and much more.  We empower individual consumers to manage their personal credit information, protect their identity and maximize their financial well-being.

Headquartered in Atlanta, Georgia, Equifax Inc. employs approximately 7,000 people in 14 countries throughout North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.

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